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                                                                 Exhibit 99.1

                     Prudential-Bache Properties, Inc.

                                                               December 6, 1995
Dear Limited Partner:

It has just come to our attention that a California company named
Everest Storage Investors, LLC has commenced a tender offer for 4.9% of the outstanding limited partnership units in Prudential-
Bache/Watson & Taylor, Ltd.-1 (the "Partnership").

In considering this offer, you should be aware that the Management Committee of the Partnership is in the process of considering strategic alternatives with respect to the Partnership. These include the possibility of seeking bids for the properties held by the Partnership, the sale of such properties if an acceptable bid (or bids) is received and the limited partners approve the sale, and the subsequent liquidation of the Partnership; and the possibility of restructuring the Partnership, subject to the approval of the limited partners. No final decision has been reached at this time, and there is no assurance that any specific alternative will be pursued or that any transaction will occur.

Upon completion of the current deliberations and a decision by the general partners, which is expected to occur later this month, we will promptly communicate the results to you.

Very truly yours,

/s/ Thomas F. Lynch, III


Thomas F. Lynch, III
President